Applied Blockchain Secures New $15 Million Credit Facility to Refinance Existing Debt and Expand Liquidity Position
DALLAS, TX – August 12, 2022 -- Applied Blockchain, Inc. (Nasdaq: APLD) ("Applied Blockchain" or the "Company") announced today that on July 25, 2022, the Company entered into a loan agreement with a North Dakota-based bank for a credit facility with a maximum principal amount of $15.0 million. The Company intends to use the facility to repay its existing debt and provide additional liquidity to fund the buildout of its datacenters. Applied Blockchain expects the initial interest rate of the Loan to be 1.5% for the first 13 months after taking into account state-based economic incentives and the remainder of the term rate to be 6.5%.

“The new credit facility doubles our loan-to-value on our Jamestown facility and provides us with additional capital to fund our growth plans and deliver on the increasing demand from our customers,” said Applied Blockchain Chairman and CEO, Wes Cummins. “Our differentiated business model, which provides predictable, contracted revenue, allows us to secure low-cost, non-dilutive debt financing to fund a portion of our growth capital needs. Our internal finance team has worked diligently over the past year to expand our construction financing options, which resulted in what we believe is industry leading low-cost of debt capital.”
About Applied Blockchain
Applied Blockchain Inc. (Nasdaq: APLD) is a builder and operator of next-generation datacenters across North America which provide substantial compute power to blockchain infrastructure and support Bitcoin mining. The Company has partnered with the most recognized names in the industry to develop, deploy, and scale its business. Find more information at www.appliedblockchaininc.com. Follow us on Twitter at @APLDBlockchain.

Investor Relations Contacts
Matt Glover or Jeff Grampp, CFA
Gateway Group, Inc.
(949) 574-3860
APLD@gatewayir.com

Media Contact
Catherine Adcock
Gateway Group, Inc.
(949) 574-3860
APLD@gatewayir.com